***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

(Suite 100 - Administration)

This First Amendment to Lease Agreement (“Amendment”) is dated to be effective as of the 4th day of August, 2015 (“Effective Date”), by and between Pegasus Properties, L.P., a Wisconsin limited partnership (“Lessor”), and HTG Molecular Diagnostics, Inc., a Delaware corporation, formerly known as High Throughput Genomics, Inc. (“Lessee”).

RECITALS

A.Lessor and Lessee entered into that certain Standard Commercial-Industrial Multi‑Tenant Triple Net Lease, dated May 11, 2011 (the “Suite 100 Lease”), pursuant to which Lessor leases to Lessee approximately 17,500 square feet of office and warehouse space (“Suite 100 Premises”) in that certain building that is commonly known as 3430 E. Global Loop, Suite 100, Tucson, Arizona 86706, as more particularly described in the Suite 100 Lease.

B.For reference purposes only, Lessor and Lessee also entered that certain Standard Commercial-Industrial Multi‑Tenant Triple Net Lease, dated July 11, 2008 (as it may be amended on or around the Effective Date, the “Suite 300 Lease”), pursuant to which Lessor leases to Lessee approximately 12,600 square feet of office/warehouse/light manufacturing/R&D space (“Suite 300 Premises”) in that certain building that is commonly known as 3430 E. Global Loop, Suite 300, Tucson, Arizona 86706, as more particularly described in the Suite 300 Lease.  The parties acknowledge that the Suite 300 Lease constitutes a separate legal obligation from the Suite 100 Lease for all purposes except as expressly set forth herein.

C.Lessor and Lessee now desire to, among other things, extend the lease term, amend the option to renew the Suite 100 Lease, adjust the monthly base rent, and address certain improvements to be constructed by Lessor and Lessee in the Suite 100 Premises.

D.All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Suite 100 Lease.

Now therefore, in consideration of the covenants and obligations contained herein, Lessor and Lessee agree as follows:

AGREEMENTS

1.Extension of Term.  The Term of the Suite 100 Lease is hereby extended for a period of approximately five (5) years, commencing on the Effective Date and, notwithstanding anything in the Suite 100 Lease to the contrary, expiring at 11:59 PM, Arizona time, on the day immediately preceding the fifth anniversary of the Final Completion Date, subject to further extension as set forth in Section 2 below.  The “Final Completion Date” (or “FCD”) means the last day of the month in which occurs the latest of the Substantial Completion Date (as defined in Exhibit A), or the Office Expansion Substantial Completion Date (defined below).

2.Renewal Options.  Section 3.2 of the Suite 100 Lease is hereby replaced with the following:  Lessee shall have one additional option to renew the Suite 100 Lease for a period of three (3) years upon the same terms and conditions of the Suite 100 Lease, as amended herein (“Renewal Term”).  If Lessee elects to exercise such option to renew, Lessee shall give Lessor written notice of exercise of the option not less than 180 days prior to the end of the Term.

3.Base Rent.

(a)Commencing on the Effective Date and continuing until the expiration of the Term, the monthly base rent for the Suite 100 Premises shall be the following amounts, payable in accordance with the terms and conditions of the Suite 100 Lease:

Time Period	Monthly Base Rent
Effective Date through Final Completion Date	$13,000
FCD plus 1 day through the FCD first anniversary date	$26,594
FCD first anniversary plus 1 day through the FCD second anniversary date	$26,792
FCD second anniversary plus 1 day through the FCD third anniversary date	$26,993
FCD third anniversary plus 1 day through the FCD fourth anniversary date	$27,197
FCD fourth anniversary date to end of the Term	$27,404

(b)Notwithstanding anything in this section to the contrary, if, on or around the Final Completion Date, the sum of the Project Costs, which have been approved by Lessee in writing, are greater or less than the Approved Budget on the Effective Date, the parties agree to amend, in good faith, the Suite 100 Lease to, respectively and proportionately, increase or decrease, as applicable, the monthly base rent.  A form of amendment shall be prepared by Lessee and delivered to Lessor for review and approval.  The terms Project Costs and Approved Budget are as defined in Exhibit A.

4.Lessor Improvements. Lessor agrees to furnish and perform the Lessor Improvements, as defined on Exhibit A, in accordance with the provisions of Exhibit A.

5.Lessee Improvements. Lessee shall have the right, at its expense, to construct Suite 100 Premises improvements in conformance with the floor plan and Schedule of Values attached hereto as Exhibit B (“Office Expansion Improvements”).  The Office Expansion Improvements shall be constructed in accordance with the terms and provisions of Section 7.3 of the Suite 100 Lease; provided that, notwithstanding anything in Section 7.3(b) to the contrary, landlord shall have no right to demand Lessee remove the Office Expansion Improvements upon expiration or earlier termination of the Term.  The “Office Expansion Substantial Completion Date” means the date the project architect has certified in writing to Lessee that the Office Expansion Improvements have been completed in accordance with Lessee‑approved construction documents, subject only to punch list items that do not impair use of the Office Expansion Improvements by Lessee for the conduct of its business, and all applicable certificates of occupancy or equivalents have been issued.

6.No Other Changes.  Except as modified herein, all terms and conditions of the Suite 100 Lease shall remain unchanged and in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties have caused their respective duly authorized representatives to execute this Amendment as of the Effective Date.

LESSOR:		LESSEE:

Pegasus Properties, L.P.		HTG Molecular Diagnostics

By:	/s/ Matt Schmidt	By:	/s/ Shaun McMeans
	Matt Schmidt		Shaun McMeans
	Managing Partner		Chief Financial Officer

[Signature Page to First Amendment to Lease Agreement (Suite 100 - Administration)]

EXHIBIT A

CONSTRUCTION OF LESSOR IMPROVEMENTS

Part I – General Obligations

The design and construction of the work, furnishings and equipment generally described on the Layout Drawings (defined below) and in the Approved Budget (defined below) (collectively, the “Lessor Improvements”) shall be conducted in accordance with this Exhibit A.  Lessor and Lessee acknowledge that timely construction of the Lessor Improvements is essential for operation of Lessee’s business, and Lessee has entered into the Amendment with the understanding that Lessor will act as Lessee’s developer for such Lessor Improvements in accordance with plans and specifications approved by Lessee and the terms of this Exhibit A.  Lessor shall ensure that planning and construction of the Lessor Improvements shall be entirely “open book” to Lessee.  “Project Costs” means all costs incurred to design, permit, insure, construct and install (collectively, “construct”) the Lessor Improvements. Lessor acknowledges that Lessee has the right to review and approve in advance, in writing, all items of cost and expense to be included in Project Costs.

Part II – Construction

2.1Schedule, Planning.

(a)Lessor and Lessee have approved the “Project Schedule” set forth on Schedule 1 attached hereto.  The Project Schedule sets forth outside target dates for the planning and construction process which Lessor and Lessee plan to achieve in order that Substantial Completion of the Lessor Improvements occurs on or before the “Target Completion Date” set forth on the Project Schedule.  “Substantial Completion” means that Lessor’s Architect has certified in writing to Lessor and Lessee, for example, on a Form # G704-2000, that the Lessor Improvements have been completed in accordance with the approved Construction Documents, subject only to punch list items that do not impair use of the Lessor Improvements by Lessee for the conduct of its business, and all applicable certificates of occupancy or equivalents have been issued.  “Substantial Completion Date” means the date Substantial Completion of the Lessor Improvements has occurred.

(b)Lessor and Lessee have approved the floor plans for the “HTG […****…] Expansion Phase I” which are attached hereto as Schedule 2 (the “Layout Drawings”).

(c)The Lessor Improvements budget, including Alternate 1, approved by Lessor and Lessee is reflected on the Schedule of Values attached hereto to as Schedule 3 (the “Approved Budget”).

(d)Lessor shall cause […***…] (“Lessor’s Architect”) to prepare and deliver to Lessor and Lessee the architectural drawings which will be submitted for permitting the Lessor Improvements and the associated construction specifications (collectively, the “Construction Documents”).  The Construction Documents shall be consistent in all material respects with the Layout Drawings.  The Construction Documents will include all warranties which Lessee may elect to receive from the General Contractor (defined below) and any applicable manufacturers.

****Confidential Treatment Requested

(e)A complete set of draft Construction Drawings shall be delivered to Lessee on or before August 10, 2015.  Lessee’s approval, or requested changes thereto with sufficient detail to enable Lessor to address such changes, shall be delivered to Lessor in writing within five (5) Business Days (the “Response Time”).  Lessor shall make the revisions necessary to satisfy Lessee’s comments, and resubmit the Construction Drawings to Lessee for approval within the Response Time.  Such approval and revision process shall continue until the Construction Drawings have been approved by Lessee as provided herein.

(f)If the Construction Drawings have not been approved by Lessee on or before the date such approval set forth on the Project Schedule, such delay shall constitute an “Excused Delay.”

(g)Lessor and Lessee agree to (i) cooperate and act in good faith so that the Construction Documents, the GMP Contract (defined below) and the GMP (defined below) may be mutually approved by the parties at the earliest date practicable and (ii) not unreasonably withhold, condition or delay any approval or consent which is required or requested.

(h)Lessor shall cause the Construction Documents to be approved to the extent such approval is required by any covenants, conditions and restrictions encumbering the property on which the buildings are situated.

(i)The Lessor Improvements will be performed exclusively in an area (the “Lessor Improvements Area”) separated by closed doors from the portion of the Suite 100 Premises in which Lessee is conducting, and will continue to conduct, business during construction of the Lessor Improvements. Lessor shall require Lessor’s Representative(s), the General Contractor and all personnel engaged in the construction of the Lessor Improvements to access the Lessor Improvements Area exclusively through an entrance designated by Lessee situated at the rear of the Suite 100 Premises. Lessor shall cooperate and cause the General Contractor to cooperate with Lessee to ensure that the construction does not unreasonably interfere with the conduct of Lessee’s business. Parking shall be permitted only in areas designated by Lessee. Use of exterior areas for staging of construction materials shall occur only with Lessee’s prior written consent and at the General Contractor’s sole risk. Lessor shall require the General Contractor to advise Lessee in advance of any work which could negatively impact the conduct of Lessee’s business (e.g. because of loud noise or utility interruption) and cooperate with Lessee to perform such work at a time and in a manner that minimizes interference with operation of Lessee’s business.

2.2Permitting of Lessor Improvements.

(a)Upon or before approval of the Construction Documents by Lessee, Lessor shall, or shall direct Lessor’s Architect to, obtain all building permits and any other permits or approvals necessary for the construction of the Lessor Improvements.  Lessor shall diligently pursue and obtain:  (i) issuance of all permits, licenses, approvals and authorizations necessary to construct the Lessor Improvements, and (ii) all certificates of occupancy or equivalent consents to occupy and use the Lessor Improvements to conduct Lessee’s business from the applicable permitting authorities.  Lessor shall comply with all applicable laws, rules, regulations and ordinances (“Legal Requirements”) with respect to the Lessor Improvements including without limitation inspections by all governmental authorities.

(b)In the event that any changes to the Construction Documents are required by Legal Requirements and/or by any governmental authorities (collectively, a “Governmental Change”) and if the required modifications would materially alter the Construction Documents or increase costs above the Approved Budget, Lessor shall cause Lessor’s Architect in consultation with the General Contractor to advise Lessor and Lessee as to adjustments which could be made to comply with the Legal Requirements which are most consistent with the Construction Documents and, to the extent possible, which conform to the Approved Budget.  Lessee shall approve the Governmental Change, or elect a proposed alternative within the Response Time.  The Construction Documents shall be revised and resubmitted for permitting.  The process shall be repeated if necessary until the Construction Documents have been approved.

2.3Construction of Lessor Improvements.

(a)Lessor shall diligently and continuously cause the Lessor Improvements to be Substantially Completed no later than the Target Completion Date.  The Target Completion Date (and other dates on the Project Schedule) may be extended day-for-day to correspond to an incident of Excused Delay if, and only if: (a) the General Contractor determines that such incident of Excused Delay will adversely impact the critical path of the Project Schedule; and (b) within the Response Time after the occurrence of any such incident of Excused Delay, Lessor delivers written notice to Lessee of such extension and the basis of the General Contractor’s determination.

(b)Lessor and Lessee have agreed that Lessor’s general contractor for construction of the Lessor Improvements will be […****…] (“General Contractor”).  Lessor will cause the Lessor Improvements to be constructed in good and workmanlike manner and in compliance with all Legal Requirements and the Construction Documents.

(c)During the construction of the Lessor Improvements, Lessee’s Representatives shall be entitled to attend all job progress meetings with the General Contractor and Lessor agrees to cause General Contractor to schedule and hold such meetings as reasonably necessary, but in no event less than bi-monthly, to provide appropriate coordination and to ensure that the work is conducted in a manner to minimize interference with the operation of Lessee’s business.  In addition, during the construction of the Lessor Improvements, Lessee’s Representatives shall be entitled to monitor and inspect all aspects of the construction of the Lessor Improvements, provided that Lessee or any of Lessee’s Representatives shall not unreasonably interfere with the construction of the Lessor Improvements.

(d)Lessor shall, or shall cause General Contractor to, provide Lessee’s Representative(s) with advance notice (which notice may be by electronic mail) of all meetings at the same time as they are furnished to Lessor.  Within the Response Time after any such meeting if a Lessee Representative(s) did not actually attended such meeting, Lessor shall, or shall cause General Contractor to, deliver to Lessee (which deliveries may be by electronic mail) copies of all materials distributed to the attendees during such meeting and, if prepared, any minutes of any such meeting (or similar summaries).

(e)Throughout the period between the date on which Lessor commences construction of the Lessor Improvements and the Substantial Completion Date, Lessor or the General Contractor shall maintain in force with respect to the Lessor Improvements a policy of multiple

****Confidential Treatment Requested

peril (all risk) builder’s risk insurance on a completed value basis in an amount equal to the full replacement cost of the Lessor Improvements.

(f)Lessor shall not charge a supervisory or management fee in connection with performing its obligations with respect to construction of the Lessor Improvements.

2.4Change Orders.

(a)Lessee may, from time to time, after Lessee’s approval of the Construction Documents, request that changes be made to the Lessor Improvements that have not been Substantially Completed (each, a “Lessee Change Order”).  Any Lessee Change Order requested by Lessee shall be in writing and shall identify the proposed change to the Construction Documents with reasonable specificity.  Any additional Warranties that Lessee elects to obtain subsequent to Lessee’s approval of the Construction Documents shall constitute a Lessee Change Order.  Lessee hereby acknowledges and agrees that a request for a Lessee Change Order may cause Lessor to incur out-of-pocket costs and expenses in order to evaluate the proposed Lessee Change Order (the “Evaluation Costs”) and may cause a delay in the performance of the Lessor Improvements, which may require extension of the Target Completion Date (each, an Excused Delay). Evaluation Costs shall be Project Cost.

(b)Following Lessor’s receipt of a request for a Lessee Change Order, within the Response Time, Lessor shall, or shall cause General Contractor to, deliver to Lessee a written notice (an “Evaluation Notice”) which shall include a statement describing Lessor’s estimates of:  (i) whether and how such Lessee Change Order may expedite or delay the critical path of the Project Schedule, including a proposed revised Project Schedule, (ii) the increases and/or decreases in Project Costs anticipated to result from the proposed Lessee Change Order; and (iii) the amount of any Evaluation Costs and any Evaluation Delay which would be incurred to obtain pricing on such Lessee Change Order.  After its receipt of such Evaluation Notice, within the Response Time, Lessee shall elect either to:  (A) proceed with or withdraw the proposed Lessee Change Order; or (B) proceed with further evaluation of the proposed Lessee Change Order (and in the event Lessee does not respond to Lessor within the Response Time, Lessee shall be deemed to have elected not to proceed with the requested Lessee Change Order).  If Lessee elects to proceed with evaluation of a Lessee Change Order, Lessor shall, or shall cause General Contractor, as soon as practicable, but in any event within the Response Time, provide Lessee with a written notice detailing the total additional costs of completing the applicable Lessee Change Order (collectively, the “Change Order Costs”).  After its receipt of the Change Order Costs with respect to a requested Lessee Change Order, within the Response Time, Lessee shall elect either to proceed with or withdraw the proposed Lessee Change Order, and in the event Lessee does not respond to Lessor within the Response Time, Lessee shall be deemed to have elected not to proceed with the requested Lessee Change Order.  If the Change Order Costs approved by Lessee increase or decrease the Project Costs, Section 3(b) of this Amendment shall apply.

2.5Lessor Improvements Contract.

(a)Lessor shall be responsible for the management of the General Contractor, and for causing the General Contractor to manage its subcontractors, suppliers and vendors, with respect to the Lessor Improvements.

(b)Lessor shall cause the Lessor Improvements to be performed by the General Contractor in accordance with terms of a construction contract between the Lessor and the

General Contractor which is approved in advance by Lessee in accordance with the terms hereof (the “GMP Contract”).  Notwithstanding anything to the contrary contained herein, Lessee’s written consent shall be required for any material modification to the GMP, including, without limitation, any changes that would increase the sums payable under the GMP Contract.  Lessor shall provide Lessee with a copy of the proposed GMP Contract at least ten (10) Business Days in advance of the date for execution set forth on the Project Schedule.  Lessee shall have the right to review and approve the proposed GMP Contract prior to its execution.

(c)The GMP Contract shall, among other provisions:

(i)Provide for a price equal to the cost of the Lessor Improvements work plus a fee, Builders Risk Insurance Cost, include all applicable sales and other taxes and City of Tucson fees, not to exceed a guaranteed maximum price approved in writing by Lessee (“GMP”).  The trades and unit costs for labor and materials will be itemized at least to the extent provided in the Approved Budget.

(ii)Require the Warranties as described in the Construction Documents.

(iii)Require completion of the Lessor Improvements in substantial accordance with the Construction Documents;

(iv)Require completion of the Lessor Improvements on or before the Target Completion Date and in accordance with the Project Schedule;

(v)Require that all punch list items be completed when required in this Amendment;

(vi)Contain a draw schedule acceptable to Lessor and Lessee;

(vii)Subject to applicable Legal Requirements pertaining to retainage, require a ten percent (10%) holdback until completion of all such punch list items;

(viii)Contain a provision permitting Lessee and Lessee’s consultant to audit, copy and review all of the General Contractor’s Lessor Improvements documents and the costs of the general conditions relating to the Lessor Improvements work on an “open book” basis, including, without limitation, all costs billed by the General Contractor for the Lessor Improvements;

(ix)Exclude from the cost of the work any costs of correcting defective work (except for the costs of correcting work within the guaranteed maximum price) or costs payable by insurance, bonds or third parties;

(x)Include a provision that, in addition to the Warranties, Lessor and Lessee shall have all of its remedies at law and in equity for defective work;

(xi)Require the General Contractor to (A) indemnify, defend and hold Lessee harmless for, from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable legal fees, resulting from acts or omissions of the General Contractor and subcontractors during construction of the Lessor Improvements; (B) maintain commercial general liability insurance coverage at least as broad as that required of Lessor pursuant to the Lease, and naming Lessor and Lessee as additional insureds, and (C) maintain auto liability insurance with limits of not less than One Million Dollars per occurrence for bodily injury and property damage at all times that motor vehicles are operated on the Suite 100 Premises in connection with construction of the Lessor Improvements;

(xiii)Provide that the General Contractor’s fees applicable to the Lessor Improvements shall not exceed six percent (6.0%) of the costs of work; and

(xiv)Provide that Lessee shall have the right, but not the obligation, to assume Lessor’s obligations under the GMP Contract and cause the General Contractor to complete the work.

(d)Lessor shall promptly provide Lessee with copies of (and, to the extent applicable, copy Lessee on all original distributions of) all written communication between Lessor and the General Contractor related to the Lessor Improvements, including the cost and the schedule of the completion of the Lessor Improvements and any delays or potential delays, claims of breach or default under the GMP Contract, Lessee Change Orders and, upon the written request of Lessee, other material matters related to the Lessor Improvements.

2.6Construction Pricing.

(a)The Approved Budget and Project Cost may be changed only with the prior written approval of Lessee.

(b)Not later than ten (10) Business Days after approval of the Construction Documents by Lessee, Lessor shall deliver to Lessee the General Contractor’s proposed GMP, itemized by category, which shall not exceed the Schedule of Values submitted by the General Contractor as shown on Schedule 3.

(c)If the proposed GMP indicate that Project Costs will exceed the Approved Budget, Lessor shall cause the General Contractor to advise Lessor and Lessee within the Response Time as to adjustments, if any, which could be made to the reduce costs to or below the Approved Budget. Thereafter, Lessee shall determine within the Response Time whether and how to adjust the Construction Drawings.

2.7Authorized Construction Representatives.

(a)Lessor’s Representative(s) set forth below shall be Lessor’s designated representative(s) for purposes of contact between Lessor and Lessee in connection with construction of the Lessor Improvements, including, without limitation, the giving of notices and approvals.  Lessor shall have the right, upon two (2) days prior written notice given to Lessee in the manner provided in this Lease for the giving of notices, to remove any existing Lessor’s Representative(s) and to appoint other individual(s) to act as Lessor’s Representative(s).  Lessor agrees that Lessor’s Representatives, or either of them, shall have the authority to bind Lessor with respect to all matters for which the consent or approval of Lessor is required or permitted in connection with the construction of the Lessor Improvements pursuant to this Exhibit A and that all consents, approvals and waivers given in writing by Lessor’s Representatives, or either of them, shall bind Lessor and may be relied upon by Lessee. Lessor’s Representative(s) is/are:

[…****…]

(b)Lessee’s Representative(s) set forth below shall be Lessee’s designated representative(s) for purposes of contact between Lessee and Lessor in connection with construction of the Lessor Improvements, including, without limitation, the giving of notices and approvals.  Lessee shall have the right, upon two (2) days prior written notice given to Lessor in the manner provided in this Lease for the giving of notices, to remove any existing Lessee’s Representative(s) and to appoint other employee(s) of Lessee to act as Lessee’s Representative(s).  Lessee agrees that Lessee’s Representatives, or either of them, shall have the authority to bind Lessee with respect to all matters for which the consent or approval of Lessee is required or permitted in connection with the construction of the Lessor Improvements pursuant to this Exhibit A and that all consents, approvals and waivers given in writing by Lessee’s Representatives, or either of them, shall bind Lessee and may be relied upon by Lessor.  Lessee’s Representative(s) is/are:

[…***…]

(c)Where either party is required or permitted to submit plans, specifications, working drawing or similar materials under the provisions of this Exhibit A to the other party for review and/or consideration, the submitting party shall submit such documents and materials to the Lessor’s Representatives or the Lessee’s Representatives, as the case may be (which submittals may be delivered by electronic mail or posted upon a shared access site available to Lessee’s Representatives).

Part III - Payment

3.1Project Costs.  Lessor shall be obligated to pay all Project Costs, including, without limitation, all payments due to the General Contractor under the GMP Contract.  If Lessee consents in writing to a Change Order change to GMP or any other change in the Approved Budget with the result that the Project Costs are greater or less than the Approved Budget on the Effective Date, the provisions of Section 3(b) of this Amendment shall apply.  Lessor shall be obligated for any costs payable to the General Contractor that may result from Lessor’s failure to timely pay the General Contractor, but such amounts shall be excluded from Project Costs.

****Confidential Treatment Requested

3.2Draw Schedule.  As used herein, “General Draw Schedule” shall mean a general draw schedule established by in the GMP Contract and approved by Lessor and Lessee providing for the time and manner in which (a) the General Contractor may make draw requests pursuant to the GMP Contract, and (b) Lessor shall be obligated to fund such draw requests; provided, however, such draw schedule shall (x) provide a minimum of twenty (20) days between the date such requests may be submitted for payment and the date such payment is required, and (y) not permit the submission of such requests or require such funding more frequently than monthly.  Draw requests shall in all events by funded in compliance with Legal Requirements including without limitation any “prompt pay” requirements.

3.3Contractor Payments.  As the General Contractor performs construction of the Lessor Improvements and is entitled to payment (each such payment, a “Contractor Payment”) under the Construction Contract, Lessor shall be obligated to pay the General Contractor, in the time and manner required by the General Draw Schedule, one hundred percent (100%) of each Contractor Payment (subject to the payment of retainage as provided in Section 3.4).  Lessor shall provide copies of all invoices and other documentation relating to each Contractor Payment made by Lessor, and all associated partial and full lien waivers and releases.

3.4Retainage.  Notwithstanding the foregoing, Lessor shall not be obligated to pay (and the Construction Contract shall so provide) any amount held as retainage until the work under a particular line item as to which such retainage relates has been completed (as evidenced by a lien waiver, release or other reasonably sufficient documentation from the applicable subcontractor, with such evidence being attached to the applicable draw request).  Lessor must provide to Lessee immediately upon receipt copies of all requests for payment by the General Contractor relating to Lessor Improvements to permit Lessee sufficient time to review all requests for payment.  Lessee’s representatives shall have the right to participate in all meetings with the General Contractor to review draw requests.

3.5Non-Payment.  In the event Lessor fails to timely make a Contractor Payment that it is obligated to make, Lessee shall have the right, but not the obligation, to make such Contractor Payment on behalf of Lessor, and Lessor shall be obligated to reimburse Lessee upon demand for such Contractor Payment plus interest equal to the lesser of one percent (1%) per month or the maximum allowable rate under applicable law.  Lessee shall have the right, in addition to any other rights and remedies under the Suite 100 Lease, to offset amounts paid on behalf of Lessor against rent coming due under the Suite 100 Lease or under the Suite 300 Lease (collectively, the “Leases”).  In addition, if the failure is not cured after notice and within the cure period set forth in the Suite 100 Lease, such failure shall constitute a default under the Suite 100 Lease.

3.6Accounting.  When the Lessor Improvements have been Substantially Completed and at such time as all amounts that may become due to the General Contractor for the Lessor Improvements work have been paid, Lessor shall furnish to Lessee a final accounting of all amounts paid to the General Contractor for the Lessor Improvements.

Part IV - Punch Lists & Notice of Substantial Completion

4.1Punch List.  Lessor and Lessee agree to comply with the following schedule relating to the preparation and completion of the punch list for the Lessor Improvements:

(a)At least thirty (30) days prior to the date Lessor anticipates Substantial Completion of the Lessor Improvements to occur, Lessor shall, or shall cause General Contractor to, deliver written notice to Lessee of such anticipated date.

(b)Within ten (10) days after the Substantial Completion Date, Lessor, Lessee and Lessor’s Architect shall jointly inspect the Lessor Improvements.  After such inspection, within the Response Time, Lessor’s Architect shall deliver a preliminary punch list to Lessor, Lessee and the General Contractor.  Lessor, Lessee and the General Contractor shall, within the Response Time, make comments thereto, and thereafter, within the Response Time, Lessor’s Architect shall deliver to Lessor, Lessee and the General Contractor a modified punch list, in a reasonable and customary form, setting forth the items of the Lessor Improvements, if any, which are incomplete (the “Punch List”).

(c)Lessor shall cause General Contractor to complete all punch list items, if any, identified in the Punch List, as soon as reasonably possible, but in any event within ninety (90) days after the Substantial Completion Date.  Lessee shall permit Lessor reasonable access to the Premises in order to complete, or cause the completion, of any items on the Punch List. Lessor agrees to perform, or cause the performance of, the same in a manner that does not unreasonably interfere with Lessee’s use and occupancy of the Premises.

(d)If Lessor fails to comply with its obligations under Section 4.1and such failure continues for thirty (30) days or more days, Lessee shall have the right to cure such failure, in which event Lessor shall reimburse Lessee for all reasonable out-of-pocket sums expended by Lessee in completing the Punch List.  If Lessor fails to reimburse Lessee for such sums within thirty (30) days after demand, Lessee may offset such amounts from rent payable under the Leases.

(e)If General Contractor or any subcontractor damages any of the Lessor Improvements while completing any Punch List items, Lessor shall cause such damage to be repaired at no cost or expense to Lessee.

(f)Lessor shall provide Lessee with as-built drawings (electronic CAD files and two (2) hard copies thereof) of the Lessor Improvements as well as one (1) set of all instructions and operator’s manuals pertaining to any equipment installed as part of the Lessor Improvements within ninety (90) days after the Substantial Completion Date.

Part V – Warranties

5.1Warranties.  Lessor shall, or shall cause to be, incorporate only new materials and equipment into the construction of the Lessor Improvements.  The Warranties from the General Contractor set forth in the GMP Contract (each, a “General Warranty”) shall be enforced by Lessor on behalf of Lessee during the Term.  If at any time during which a General Warranty is in effect, Lessee shall discover any failure or breach of the General Warranty, Lessee shall promptly provide written notice of the same to Lessor, and Lessor, promptly upon receipt of such written notice from Lessee, shall (a) enforce the General Warranty for the benefit of Lessee or (b) commence and diligently repair or replace at its sole cost and expense any defective item of the Lessor Improvements which is covered by the General Warranty.

5.2Lessor shall complete, or shall cause to be completed, the Lessor Improvements free of mechanic’s liens or other liens, and shall defend, indemnify and hold Lessee harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable legal fees, resulting from the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Lessor Improvements.

Part VI - Delay Remedies

6.1Prior to Construction Commencement.

(a)Lessor shall exercise diligent, commercially reasonable efforts to commence construction of the Lessor Improvements prior to the Construction Commencement Date set forth on Schedule 1.  If Commencement of Construction (defined below) has not occurred on or before the date which is thirty (30) days after the Construction Commencement Date (as such date may be extended by an Excused Delay), Lessee shall (i) be entitled to an abatement of all monthly base rent pursuant to the Leases (collectively, “Rent Abatement”) for a period of time equal to the time period from the Construction Commencement Date set forth on Schedule 1 until Commencement of Construction actually occurs, and (ii) have the right, but not the obligation to, exercise the Self-Help Remedy (hereinafter defined).  The Rent Abatement pursuant to this subsection shall commence on the date the next monthly base rent and additional rent payment(s) would have otherwise become due.

(b)For purposes hereof, “Commencement of Construction” shall have occurred only if:  (i) Lessor has executed the GMP Contract with the General Contractor, (ii) Lessor has delivered to the General Contractor an unconditional notice to proceed with the construction of the Lessor Improvements, and (iii) the General Contractor has obtained all permits, licenses, approvals and authorizations necessary to construct the Lessor Improvements, mobilized on-site and actual construction has commenced.

6.2Lessor Improvements Not Timely Completed.  In the event that Lessor does not cause the Lessor Improvements to be Substantially Completed by the date which is thirty (30) days after the Target Completion Date (as such date may be extended by Excused Delay), then Lessee shall (i) be entitled to Rent Abatement for a period of time equal to the time period from the Target Completion Date set forth on Schedule 1 until the Substantial Completion Date, and (ii) have the right, but not the obligation to, exercise the Self-Help Remedy.  The Rent Abatement pursuant to this subsection shall commence on the date the next monthly base rent and additional rent payment(s) would have otherwise become due.

6.3Self-Help Remedy.  The term “Self-Help Remedy” shall mean that Lessee shall have the right, but not the obligation, to assume all of Lessor’s right and interest in and to the Construction Documents, the GMP Contract, and any other contracts or materials relating to the Lessor Improvements designated by Lessee, and to cause the Lessor Improvements to be installed and constructed in accordance with the GMP Contract.  Notwithstanding the foregoing, and regardless of an assumption by Lessee, Lessee shall not be obligated to assume, pay off or extinguish obligations such as without limitation interest, penalties, or other sums arising out of defaults or other failures by Lessor to perform its obligations under any such contracts, which shall remain the sole obligation of Lessor.

6.4Agreed-Upon Damages.  Lessor and Lessee acknowledge and agree that based upon the circumstances now existing, known and unknown, it would be impractical and extremely difficult to establish Lessee’s damages in the event Substantial Completion of the Improvements does not commence on the Construction Commencement Date and occur by the Target Completion Date (as such date may be extended by Excused Delay).  Accordingly, Lessee and Lessor agree that the Rent Abatement as set forth in Sections 6.1(a) and 6.2 constitutes a reasonable measure of the damages that would be suffered by Lessee.

6.5Time of the Essence.  It is stipulated that time is of the essence in connection with Lessee’s and Lessor’s compliance with the terms of this Exhibit A.

EXHIBIT A

Schedule 1

Project Schedule

Date	Action
Completed as of the Effective Date	Approval by Lessor and Lessee of the Approved Budget
July 10, 2015	Execution of GMP Contract
August 10, 2015	Lessor Deliver Draft Construction Documents to Lessee
August 14, 2015	Lessee Approval of the Construction Documents
August 15, 2015	Submission of Construction Documents for Permitting
October 1, 2015	Construction Commencement Date
January 15, 2016	Target Completion Date

EXHIBIT A

Schedule 2

Floor Plan

[See Attached]

[*…***…]

****Confidential Treatment Requested

[*…***…]

****Confidential Treatment Requested

EXHIBIT A

Schedule 3

Schedule of Values

[See Attached]

HTG […***…] Expansion Phase I

3400 East Global Loop Suite 110

[…***…]

Schedule of Values

7/1/2015

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* ***Confidential Treatment Requested

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TOTAL	647,389
ALTERNATES […***…]	[…***…]
[…***…]	[…***…]
EXCLUSIONS
[…***…]

****Confidential Treatment Requested

EXHIBIT B

LESSEE SUITE 100 IMPROVEMENTS

[See Attached Four (4) Pages]

[*…***…]

* ***Confidential Treatment Requested

[*…***…]

* ***Confidential Treatment Requested

HTG […***…] Expansion Phase I

3400 East Global Loop Suite 110

Schedule of Values

6/4/2015

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[…***…] […***…]	[…***…] […***…]

****Confidential Treatment Requested

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TOTAL	139,410
EXCLUSIONS
[…***…]

****Confidential Treatment Requested